SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                               FORM 8-K
                       CURRENT REPORT PURSUANT
                      TO SECTION 13 OR 15(D) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  September 13, 2007


                    NEW PARADIGM PRODUCTIONS, INC.
        (Exact Name of Registrant as Specified in Its Charter)

                                NEVADA
            (State or Other Jurisdiction of Incorporation)

        333-40790                       87-0640467
(Commission File Number)        (IRS Employer Identification No.)

   311 SOUTH STATE ST. #460
     SALT LAKE CITY, UTAH                        84111
(Address of Principal Executive Offices)       (Zip Code)

                              (801) 364-9262
            (Registrant's Telephone Number, Including Zip Code)

                               NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))


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          ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 13, 2007, New paradigm Productions, Inc., a Nevada corporation (the "Company"), entered into a Stock Purchase Agreement with the Halter Financial Investments, L.P., a Texas limited partnership ("Purchaser"), dated as of September 13, 2007 (the "Stock Purchase Agreement"), pursuant to which the Company agreed to sell Purchaser 1,005,200 unregistered post-reverse shares of the Company's common stock for $400,000. The Stock Purchase Agreement requires, as a condition to closing, that the Company effect a 7.5 to 1 reverse stock split of the currently issued and outstanding shares of the Company's common stock prior to the issuance of the shares to the Purchaser; the election and appointment of the person or persons designated by Purchaser as the new officers and director or directors of the Company; and an amendment to the Company's articles of incorporation to increase its authorized shares of common stock from 24,000,000 to 100,000,000 shares.

The Stock Purchase Agreement also requires the Company's Board of Directors to declare and pay a special cash dividend of $0.364 per-split share to the current shareholders of the Company and that the Purchaser will not participate in such dividend. The proposed dividend will be payable to shareholders of record as of a date prior to the date the shares are issued to Purchaser under the Stock Purchase Agreement with a payment date subsequent to the date the required payment from Buyer under the Stock Purchase Agreement has been received. The dividend will be payable to the Company's current shareholders who hold 1,077,000 shares of its common stock which will result in a total dividend distribution of $392.028.

The Stock Purchase Agreement contains covenants that require Buyer, in its capacity as controlling shareholder of the Company following closing, to agree that it will not approve any additional reverse stock splits without the prior consent of a majority of the members of the Company's current Board of Directors as representatives of the Company's current shareholders, that it will ensure that the Company does not authorize the issuance of any additional shares of common stock or securities convertible into shares of common stock except in connection with a combination transaction with a corporation with current business operations (a "Going Public Transaction"), and that it will not allow the Company to enter into a Going Public Transaction unless the Company, on a combined basis with the operating entity with which it completes a Going Public Transaction, satisfies the financial conditions for listing on the NASADAQ Stock Market immediately following the closing of the Going Public Transaction. The Stock Purchase Agreement also grants demand and "piggy back" registration rights to Purchaser and, to the extent required, to the current holders of the Company's restricted common stock.

After giving effect to the reverse stock split, the Purchaser would hold 1,005,200 shares or approximately 87.5% of the 1,148,000 shares of the Company's common stock to be outstanding following the completion of such actions. As such, the Stock Purchase Agreement will result in a change of control of the Company and, following consummation of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be able to elect directors and control the policies and practices
of the Company.   The Stock Purchase Agreement will not result in any
change in the status of the Company as a shell company and the Company will continue its search for business opportunities for acquisition or participation by the Company.

The foregoing summary of selected provisions of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as an exhibit to this report.

ITEM 9.     FINANCIAL STATEMENTS AND EXHIBITS

(d)  The following documents are included as exhibits to this report:

  Exhibit SEC Ref.

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        No.    No.     Title of Document                    Location
        10.1   10   Stock Purchase Agreement between        This Filing
                    New Paradigm Productions, Inc. and Halter
                    Financial Investments, L.P. dated
                    September 13, 2007


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                              SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             New Paradigm Productions, Inc.


					/s/ Jody St. Clair
Date: September 13, 2007 By: __________________________________
                              Jody St. Clair,
                              President